As filed with the Securities and Exchange Commission on November 18, 2020

Registration No. 333-226344

Registration No. 333-230077

Registration No. 333-237364

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT nO. 333-226344

REGISTRATION STATEMENT nO. 333-230077

registration statement no. 333-237364

UNDER THE SECURITIES ACT OF 1933

Liquidia Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-1926605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

419 Davis Drive, Suite 100 Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)

LIQUIDIA TECHNOLOGIES, INC. STOCK OPTION PLAN, AS AMENDED LIQUIDIA TECHNOLOGIES, INC. 2016 EQUITY INCENTIVE PLAN, AS AMENDED LIQUIDIA TECHNOLOGIES, INC. 2018 LONG-TERM INCENTIVE PLAN
(Full title of the plans)

Neal F. Fowler Chief Executive Officer Liquidia Technologies, Inc. 419 Davis Drive, Suite 100 Morrisville, North Carolina (919) 328-4400	Andrew P. Gilbert DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey (973) 520-2550
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

explanatory note:

TERMINATION OF REGISTRATION STATEMENTS AND DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Liquidia Technologies, Inc., a Delaware corporation (the “Company”):

(1)	Form S-8 filed on July 26, 2018 (File No. 333-226344), pertaining to an aggregate of 3,097,230 shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), which were issuable pursuant to outstanding awards under the equity based compensation plans set forth below in the corresponding amounts listed:

Liquidia Technologies, Inc. Stock Option Plan, as amended	464,887 shares
Liquidia Technologies, Inc. 2016 Equity Incentive Plan, as amended	1,032,343 shares
Liquidia Technologies, Inc. 2018 Long-Term Incentive Plan	1,600,000 shares

(2)	Form S-8 filed on March 5, 2019 (File No. 333-230077), pertaining to 620,778 shares of Common Stock which were issuable pursuant to the Liquidia Technologies, Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”).

(3)	Form S-8 filed on March 24, 2020 (File No. 333-237364), pertaining to 1,129,250 shares of Common Stock, which were issuable pursuant to the 2018 Plan.

On November 18, 2020, pursuant to the terms and conditions of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 29, 2020, by and among the Company, RareGen, LLC, a Delaware limited liability company (“RareGen”), Gemini Merger Sub I, Inc., a Delaware corporation (“Liquidia Merger Sub”), Gemini Merger Sub II, LLC, a Delaware limited liability company (“RareGen Merger Sub”), PBM RG Holdings, LLC, a Delaware limited liability company, as Members’ Representative, and Liquidia Corporation, a newly formed Delaware corporation (“Liquidia Corporation”), Liquidia Merger Sub, a wholly owned subsidiary of Liquidia Corporation, merged with and into the Company (the “Liquidia Technologies Merger”), and RareGen Merger Sub, a wholly owned subsidiary of Liquidia Corporation, merged with and into RareGen (the “RareGen Merger” and, together with the Liquidia Technologies Merger, the “Merger Transaction”). Upon consummation of the Merger Transaction, the separate corporate existences of Liquidia Merger Sub and RareGen Merger Sub ceased and the Company and RareGen survive as wholly owned subsidiaries of Liquidia Corporation.

In connection with the Merger Transaction, each outstanding share of Company Common Stock, whether certificated or held in book-entry form, automatically converted into one share of common stock, $0.001 par value per share, of Liquidia Corporation (“Liquidia Corporation Common Stock”), and such shares of Company Common Stock converted into Liquidia Corporation Common Stock were cancelled. In addition, (i) each outstanding option and warrant to purchase shares of Company Common Stock were assumed by Liquidia Corporation and represent the right to purchase a like number of shares of Liquidia Corporation Common Stock on the same terms and conditions, including vesting and exercise price per share, previously applicable to such Company option or warrant, as applicable, and (ii) each outstanding restricted stock unit to acquire shares of Company Common Stock was assumed by Liquidia Corporation and represents the right to acquire a like number of shares of Liquidia Corporation Common Stock on the same terms and conditions, including vesting, previously applicable to such Company restricted stock unit.

Due to the completion of the Merger Transaction, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on November 18, 2020.

LIQUIDIA TECHNOLOGIES, INC.

By:	/s/ Neal F. Fowler
Name:	Neal F. Fowler
Title:	Chief Executive Officer